AMENDMENT TO THE ADOPTION AGREEMENT FOR THE REGIS CORPORATION EXECUTIVE RETIREMENT SAVINGS PLAN

WHEREAS, Regis Corporation (the "Employer") executed the Adoption Agreement for the Regis Corporation Executive Retirement Savings Plan (the "Plan"), effective November 15, 2008 (the "Adoption Agreement"); and

WHEREAS, the Employer desires to amend the Plan by amending the Adoption Agreement.

NOW, THEREFORE, the Adoption Agreement is hereby amended, effective as of January 1, 2016, as follows:

1. Section 1.05(a)(2) is amended to add the following to the end of that section:

   (Note: Notwithstanding anything in this Section 1.05(a)(2) to the contrary, only individuals classified by the Employer as Senior Vice Presidents, Chief Operating Officer, Vice Presidents, Associate Vice Presidents, Regional Vice Presidents, Sr. Directors, or Directors, will be eligible to defer Bonus Compensation.)

2. Section 1.05(b)(1)(C) is restated to read as follows:

   (C) ☒ Other: The Employer shall make a Matching Contribution on each deferral of Base-Salary or Bonus Compensation made by a Participant who is an officer of the Corporation in an amount equal to the following percentage of the officer's deferred Base-Salary for the applicable period:
   Senior Vice Presidents — 25%
   Chief Operating Officers — 20%
   Vice Presidents — 10%

   The Employer shall make a Matching Contribution on each deferral of Base-Salary or Bonus Compensation made by a Participant who is classified as either an Associate Vice President, Sr. Director, Director, or Regional Vice President in an amount equal to $0.10 of each $1 of Base-Salary or Bonus Compensation deferred by the Participant, subject to the limitations in Attachment B.

3. Section 1.07(a)(1) is amended by adding the following after the parenthetical Note:

   Notwithstanding anything in the Plan to the contrary, effective starting for deferrals for the Plan Year beginning January 1, 2016, the Plan Year of payment for any election under (A) (Specified Date) must be at least the second Plan Year following the Plan Year for which the compensation was earned.

4. Section 1.07(a)(3)(A) is restated to read as follows:

   (A) ☒ Separation from Service prior to: attainment of age 50, for amounts deferred for Plan Years prior to January 1, 2016. For amounts deferred for Plan Years beginning on January 1, 2016, prior to attainment of (i) Normal Retirement Age of 62 or (ii) age 55 with at least 15 Years of Service.

5. Section 1.07(d)(2)(A) is restated to read as follows:

   (A) ☒ For amounts deferred for Plan Years prior to January 1, 2016, any term of whole years between 1 and 20 years. For amounts deferred for Plan Years beginning on January 1, 2016, any term of whole years between 1 and 10.

6. Section 1.08(e)(1) is restated to read as follows:

   (1) ☒ Retirement eligibility is the date the Participant attains age 50 for amounts deferred for Plan Years prior to January 1, 2016. For amounts deferred for Plan Years beginning on January 1, 2016, retirement eligibility is the date the Participant attains age 62.

7. Attachment B, Section 1.05(b)(3)(B) is restated to read as follows:

(B) ☒ Matching Contributions for each Employee Participant for each calendar year shall be limited to:

   For Individuals classified as Senior Vice Presidents, Chief Operating Officers, and Vice Presidents: Aggregate Base-Salary and Bonus Compensation deferrals in excess of $100,000 for the applicable period shall not be considered for Matching Contributions.

   For Individuals classified as Associate Vice Presidents, Sr. Directors, Directors, or Regional Vice Presidents: Aggregate Base-Salary and Bonus Compensation deferrals in excess of $50,000 for the applicable period shall not be considered for Matching Contributions.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed on the date below.

Employer: Regis Corporation

By: Carmen Thiede
Carmen Thiede

Title: Sr.Vice President & Chief HR Officer

Date: 12/03/2015